Exhibit 99.2

Contact:	Deborah Hileman
(303) 495-1210
deborah.hileman@emsc.net

Emergency Medical Services Completes Debt Refinancing

GREENWOOD VILLAGE, Colo., Apr 08, 2010 (BUSINESS WIRE) —Emergency Medical Services Corporation (NYSE: EMS) (EMSC or the Company) announced today that it has completed the financing of new senior secured credit facilities consisting of a $425 million 5-year term loan and a $150 million revolving credit facility, both of which will mature in 2015.

Proceeds from the new senior credit facilities and cash on hand have been used to repay the outstanding balance of the Company’s approximately $200 million term loan and also will be used to call its 10% senior subordinated notes, with an outstanding balance of $250 million. The call process on the senior subordinated notes was initiated immediately after the closing of the new facilities and is expected to be completed by mid-May.

The Company anticipates that interest expense in 2010 will be approximately $27-$28 million excluding any one-time costs related to the refinancing transaction, compared to $41 million in 2009.

The new $150 million revolving credit facility will replace the existing $100 million revolving credit facility. The new term loan is priced at LIBOR plus 300 bps, with no LIBOR floor. Terms of the credit facility include a step-down margin of LIBOR plus 275 bps when the Company achieves a total leverage level below 1.2x and an ability to expand the credit facility based on certain leverage levels. In addition the Company noted that Moody’s Investors Service recently upgraded the Corporate Family Debt Rating to Ba1 from Ba2 in connection with this transaction.

William A. Sanger, Chairman and Chief Executive Officer, said, “We are very pleased with the terms of our refinancing and the recent upgrade by Moody’s. We believe this transaction has positioned us well to reduce our debt and our cost of capital.”

About Emergency Medical Services Corporation

Emergency Medical Services Corporation (EMSC) is a leading provider of emergency medical services in the United States. EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s outsourced facility-based physician services segment. AMR is the leading provider of ambulance services in the United States. EmCare is a leading provider of outsourced physician services to healthcare facilities. In 2009, EMSC provided services in 13.0 million patient encounters in more than 2,200 communities nationwide. EMSC is headquartered in Greenwood Village, Colorado. For additional information, visit http://www.emsc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EMSC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EMSC’s filings with the SEC from time to time, including in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in this press release are: the impact on our revenue of changes in transport volume, mix of insured and uninsured patients, and third party reimbursement rates and methods; the adequacy of our insurance coverage and insurance reserves; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry; the impact of potential changes in the healthcare industry generally resulting from legislation currently under consideration; our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians; our ability to generate cash flow to service our debt obligations; the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment; the loss of one or more members of our senior management team; the outcome of government investigations of certain of our business practices; our ability to successfully restructure our operations to comply with future changes in government regulation; the loss of existing contracts and the accuracy of our assessment of costs under new contracts; the high level of competition in our industry; our ability to maintain or implement complex information systems; our ability to implement our business strategy; our ability to successfully integrate strategic acquisitions; and our ability to comply with the terms of our settlement agreements with the government.